Exhibit 99.1

Stone Point Capital, the Karfunkel Family and the CEO to Acquire AmTrust Financial Services, Inc.

AmTrust shareholders to receive $13.50 per share in cash

Transaction represents a premium of 33% to AmTrust’s

unaffected closing common stock price on January 9, 2018

NEW YORK, March 1, 2018 – AmTrust Financial Services, Inc. (Nasdaq: AFSI) (“AmTrust” or the “Company”) announced today that it has entered into a definitive agreement with Evergreen Parent, L.P., an entity formed by private equity funds managed by Stone Point Capital LLC (“Stone Point”), together with Barry D. Zyskind, Chairman and CEO of AmTrust, George Karfunkel and Leah Karfunkel (collectively, the “Karfunkel-Zyskind Family”), in which Evergreen Parent will acquire the approximately 45% of the Company’s issued and outstanding common shares that the Karfunkel-Zyskind Family and certain of its affiliates and related parties do not presently own or control. The transaction values the fully diluted equity of the Company at approximately $2.7 billion, excluding the Company’s outstanding preferred stock.

Under the terms of the proposed merger, AmTrust common shareholders who are not affiliated with the Karfunkel-Zyskind Family (the “Public Shareholders”) will receive $13.50 in cash for each share of AmTrust common stock they hold. This represents a premium of 33% to the Company’s unaffected closing common stock price on January 9, 2018, the last trading day before Stone Point and the Karfunkel-Zyskind Family announced their proposal to acquire all of the outstanding common shares of AmTrust that the Karfunkel-Zyskind Family did not already own or control. The Karfunkel-Zyskind Family and certain of its affiliates and related parties will rollover their shares in the Company for interests in Evergreen Parent. Each share of the Company’s currently outstanding preferred stock will remain outstanding and it is expected that they will continue to be listed on the New York Stock Exchange following the consummation of the transaction.

The proposed merger is anticipated to close in the second half of 2018, subject to satisfaction or waiver of the closing conditions, including approval by regulatory authorities and the Company’s shareholders, including approval by a majority of the shares of the Company not owned or controlled by the Karfunkel-Zyskind Family, their children, senior management or their respective affiliates and certain related parties. The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission which will more fully describe the terms and conditions of the proposed merger.

AmTrust’s Board of Directors has unanimously approved the proposed merger based upon the unanimous recommendation of a Special Committee of the Board of Directors, which was composed of independent directors not affiliated with the Karfunkel-Zyskind Family and advised by its own financial and legal advisors. The Special Committee and the Board each recommend that the Company’s Public Shareholders approve the merger and adopt the merger agreement.

Don DeCarlo, Chairman of the Special Committee, said: “The Special Committee and its advisors conducted an independent process and careful review of the proposal, with a focus on obtaining the best outcome for public shareholders. We believe the proposal delivers immediate and certain value for public shareholders at a significant premium to the unaffected share price and we encourage public shareholders to support the transaction.”

Mr. Zyskind, Chairman and CEO of AmTrust, said: “I believe that this transaction represents an exciting step forward for AmTrust, our employees, and the agents, brokers, partners, and customers we serve. As a private enterprise, we will be able to focus on long-term decisions, without the emphasis on short-term results.”

Mr. Zyskind continued, “The year 2018 marks the 20th anniversary of AmTrust’s founding. Alongside Stone Point Capital, a strong partner widely recognized as an experienced investor in the insurance sector, the Karfunkel-Zyskind family is deeply committed to the long-term strength and success of AmTrustWe are well-positioned to continue meeting our policyholders’ needs, supporting our brokers and agents, and developing our partner relationships.”

Jim Carey, Senior Principal of Stone Point Capital, said: “Stone Point is excited to be partnering with the Karfunkel-Zyskind family and AmTrust’s management team in the next phase of AmTrust’s growth. AmTrust has built its business through an innovative spirit and dedication to their employees, customers and partners. Under Barry Zyskind’s leadership, AmTrust will continue to invest in long-term growth initiatives and continue to support their policyholders, agents and brokers.”

Deutsche Bank Securities Inc. is serving as financial advisor to the Special Committee and BofA Merrill Lynch is serving as financial advisor to AmTrust.

Willkie Farr & Gallagher LLP is acting as legal advisor to the Special Committee, Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Stone Point and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the Karfunkel-Zyskind Family.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. For more information about AmTrust visit www.amtrustfinancial.com.

About Stone Point Capital

Stone Point Capital LLC (www.stonepoint.com) is a financial services-focused private equity firm based in Greenwich, CT. The firm has raised and managed seven private equity funds – the Trident Funds – with aggregate committed capital of approximately $19 billion. Stone Point targets investments in the global financial services industry, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies.

Forward Looking Statements

This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including as a result of any downgrade in the A.M. Best Financial Strength Rating of the Company’s insurance subsidiaries below “A”, which risk may be heightened due to the fact that such ratings are currently “under review with negative implications” and that the Company has previously disclosed material weaknesses in its internal controls over financial reporting and delayed the filing of its Form 10-K, the inability to obtain the requisite shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, the amount of the costs, fees, expenses and charges related to the merger, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, our ability to keep pace with technological changes, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This press release is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company at the following:

AmTrust Financial Services

Chaya Cooperberg

Chief Communications Officer & SVP Corporate Affairs

chaya.cooperberg@amtrustgroup.com

(646) 458-3332

Jisoo Suh

Director of Investor Relations

jisoo.suh@amtrustgroup.com

(646) 458-3367

Hunter Hoffmann

Global Director of Public Relations

Hunter.Hoffmann@amtrustgroup.com

646.458.3362

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its annual proxy statement filed with the SEC on April 11, 2017. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph.